NEWS
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR ANNOUNCES FIRST FISCAL QUARTER EARNINGS

·	Total MRI scan volume at the HMCA-managed sites increased 11.6 % to 48,469 scans for the quarter ending September 30, 2021 versus the same quarter one year earlier. This is highest quarterly total in the Company’s history.
·	Diluted Net Income per Common Share increased 53% to $0.55 for the quarter ended September 30, 2021 versus the same quarter one year earlier.
·	Total Revenues-Net increased by 13% to $23.7 million for the quarter ended September 30, 2021, versus the same quarter one year earlier.
·	Net Income increased 59% to $5.2 million for the quarter ended September 30, 2021, versus the same quarter one year earlier.
·	Income from Operations increased 38% to $5.7 million for the quarter ended September 30, 2021, versus the same quarter one year earlier.
·	Book Value Per Share increased by 7% to $20.87 per share at September 30, 2021, versus the same quarter one year earlier.
·	Cash and cash equivalents and short term investments decreased 2% to $43.4 million at September 30, 2021 versus the fiscal year ended June 30, 2021.

MELVILLE, NEW YORK, November 15, 2021 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today financial results for the first fiscal quarter of 2022 which ended September 30, 2021. FONAR’s primary source of income is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009, HMCA managed 9 MRI scanners. Currently, HMCA manages 39 MRI scanners in New York and Florida.

Financial Results

Total Revenues-Net increased by 13% to $23.7 million for the first fiscal quarter ended September 30, 2021, as compared to $21.0 million for the first fiscal quarter ended September 30, 2020.

Total Costs and Expenses for the first fiscal quarter ended September 30, 2021 increased by 7% to $18.0 million, as compared to $16.8 million for the first fiscal quarter ended September 30, 2020.

 FONAR CORPORATION AND SUBSIDIARIES

Revenues from the management of the diagnostic imaging center segment, consisting of patient fee revenue net of contractual allowances and discounts, and management and other fees of related and non-related medical practices, increased 23% to $11.7 million for the first fiscal quarter ended September 30, 2021, as compared to $9.5 million for the first fiscal quarter ended September 30, 2020.

Revenues from product sales and upgrades and service and repair fees for related and non-related medical parties, for the first fiscal quarter ended September 30, 2021, increased by 5% to $1.23 million, as compared to $1.17 million for the first fiscal quarter ended September 30, 2020.

Selling, general and administrative (S,G&A) expenses decreased 17% to $5.1 million for the first fiscal quarter ended September 30, 2021 as compared to $6.2 million for the first fiscal quarter ended September 30, 2020. This decrease in selling, general and administrative expenses was due mainly to less reserves taken on management fees.

Income from Operations increased 38% to $5.7 million for the first fiscal quarter ended September 30, 2021, as compared to $4.2 million for the first fiscal quarter ended September 30, 2020.

Net Income increased 59% to $5.2 million, for the first fiscal quarter ended September 30, 2021, as compared to $3.3 million for the fiscal quarter ended September 30, 2020.

Diluted Net Income per Common Share available to common shareholders increased 53% to $0.55, for the for the first fiscal quarter ended September 30, 2021, as compared to $0.36 for the quarter ended September 30, 2020.

The weighted average diluted shares outstanding for the first fiscal quarter ended September 30, 2021 increased 2% to 6.7 million versus 6.6 million for the first fiscal quarter ended September 30, 2020.

Balance Sheet Items

Total Cash and Cash Equivalents and Short Term Investments at September 30, 2021 decreased 2% to $43.4 million as compared to the $44.5 million at June 30, 2021.

Total Assets at September 30, 2021 were $188.2 million as compared to $189.5 million at June 30, 2021.

Total Liabilities at September 30, 2021 were $48.8 million as compared to $54.1 million at June 30, 2021.

The ratio of Total Assets / Total Liabilities increased 10% to 3.9 at September 30, 2021 as compared to 3.5 at June 30, 2021.

Total Current Assets at September 30, 2021 were $109.4 million as compared to $108.6 million at June 30, 2021.

 FONAR CORPORATION AND SUBSIDIARIES

Total Current Liabilities at September 30, 2021 were $16.2 million as compared to $20.0 million at June 30, 2021.

Working Capital increased 5% to $93.1 million at September 30, 2021 as compared to $88.5 million at June 30, 2021.

Net Book Value per Common Share increased 7% to $20.84 at September 30, 2021 as compared to $19.48 at September 30, 2020, one year ago.

Cash Flow Item

Operating Cash Flow was $1.2 million for the first fiscal quarter ended September 30, 2021 as compared to $3.8 million for the first fiscal quarter ended September 30, 2020. Operating Cash Flow was used to reduce Other Current liabilities, resulting in a decrease from what was $1.2 million for the first fiscal quarter ended September 30, 2021 as compared to $3.8 million for the first fiscal quarter ended September 30, 2020.

Management Discussion

Timothy R. Damadian, President and CEO, said, “In the first quarter of Fiscal 2021, we were in the midst of coping with the negative impact that the COVID-19 pandemic was having on both our HMCA-managed and HMCA-owned sites. Our scan volume was 41,556, down by 11.6% in comparison to the scan volume in the corresponding quarter of the previous year. Now, one year later, I’m pleased to report that we completed a record-setting 48,469 scans in the first quarter of Fiscal 2022, a 16.6% increase in comparison to the first quarter of fiscal 2021, and a 3.1% increase in comparison to the pre-pandemic first quarter of fiscal 2020.

“We have several projects in progress at either existing or upcoming HMCA-managed locations. We expect to complete three projects by the end of calendar 2021: the installation of a second MRI at the Pembroke Pines, Florida site; the relocation of the 77th Street site in Uptown, Manhattan to Midtown, Manhattan; and the upgrade of one of the two MRI scanners at the White Plains, New York site. Beyond that, the installation of a new MRI facility in the Bronx, New York, is now expected to be completed in the third quarter of fiscal 2022. Finally, we are on track to establish a new facility in central Florida by the end of fiscal 2022.”

Mr. Damadian continued, “Once completed, these sites will significantly contribute to HMCA revenue. However, I must point out that the pandemic, as well as governmental responses to it, continue to have the opposite effect on revenue. New York State mandated that as of October 7, 2021, all workers at diagnostic centers be COVID-19-vaccinated. That of, course, applies to all 19 of the New York-based HMCA locations. Workers who refused to be vaccinated resigned, were transferred to a non-medical segment of the company, or were dismissed.

 FONAR CORPORATION AND SUBSIDIARIES

“The mandate has been very challenging for HMCA. In our effort to replace workers who left the company, we’re searching through what has become a significantly reduced pool of qualified and vaccinated workers looking for jobs. The sites struggling with reduced staffs either cut their business hours and therefore scan fewer patients or, where possible, maintain regular business hours by paying employees who are willing to work extra hours at overtime rates.

“On November 5, OSHA and the Centers for Medicare and Medicaid issued their own mandates, ones that apply to both New York and Florida employees. Some states are already challenging them in court, so at this point it’s too soon to predict how much their added restrictions might further burden our business. However, in recognizing the competence and loyalty that our managers and employees displayed during the company’s return to pre-COVID-19 scan volumes, I’m confident they will meet these challenges as well,” concluded Mr. Damadian.

Chairman of the Board, Raymond V. Damadian, M.D., said, “It is delightful that the Company continues to prosper. Due to its present management, it has become very stable. We will continue to add more imaging centers under management as time goes on. Besides the management, another reason for this success is the superior technology of FONAR’s UPRIGHT® Multi-Position™ MRI which produces one of a kind MRI images in the weight-loaded position. These numerous weight-bearing positions include sitting, standing, as well as bending in flexion or extension. Furthermore, most patients relax throughout the scan and watch a large TV.

Dr. Damadian continued, “FONAR has the only MRI that has the ability to make cines (movies) of the cerebrospinal fluid (CSF) as it flows up and down the neck and around the brain in the upright, weight-loaded position. It is thanks to the UPRIGHT® MRI’s ability to scan patients in weight-bearing positions, as well as in the recumbent, non-weight-bearing position, that we are finding significant postural differences in CSF flow. These differences may provide clues that enable physicians to find solutions to their patients’ medical problems.

“Currently, our research is focused on quantifying CSF flow and the velocity at which it navigates through the neck and head. We’ve been able to use this quantitative CSF data collected from asymptomatic patients to identify CSF flow abnormalities in patients with symptoms. We think that further understandings of CSF flow may lead to new understanding of the role of CSF on the neurodegenerative diseases such as Multiple Sclerosis, Alzheimer's, ALS, Parkinson's, Autism, Cerebral Palsy, Huntington's and Epilepsy.”

 FONAR CORPORATION AND SUBSIDIARIES

About FONAR

FONAR, the Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down, ”weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) www.hmca.com.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the cerebro-spinal fluid (CSF) of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks. The Inventor of MR Scanning™, CSP™,  Multi-Position™, UPRIGHT RADIOLOGY™, The Proof is in the Picture™, pMRI™,  CSF Videography™,  and Dynamic™ are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

 FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

ASSETS

	September 30, 2021	June 30, 2021
Current Assets:
Cash and cash equivalents	$43,405	$44,460
Short term investments	32	32
Accounts receivable – net	4,548	4,526
Accounts receivable - related party	102	12
Medical receivable – net	18,356	17,901
Management and other fees receivable - net	31,695	30,948
Management and other fees receivable – related medical practices – net	7,998	7,814
Inventories	1,835	1,663
Prepaid expenses and other current assets	1,416	1,227
Total Current Assets	109,387	108,583

Accounts receivable – long term	2,609	2,880
Deferred income tax asset	14,764	15,959
Property and equipment – net	21,971	21,850
Right-of-use Asset – operating lease	29,535	30,133
Right-of-use Asset – financing lease	1,077	1,127
Goodwill	4,269	4,269
Other intangible assets – net	3,957	4,038
Other assets	660	667
Total Assets	$188,229	$189,506

 FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 30, 2021	June 30, 2021
Current Liabilities:
Current portion of long-term debt and capital leases	$35	$173
Accounts payable	1,133	1,866
Other current liabilities	5,990	9,162
Unearned revenue on service contracts	4,328	4,366
Unearned revenue on service contracts – related party	83	—
Contract liabilities	15	15
Operating lease liability – current portion	3,669	3,533
Financing lease liability – current portion	205	203
Customer deposits	789	731
Total Current Liabilities	16,247	20,049

Long-Term Liabilities:
Unearned revenue on service contracts	2,545	2,801
Deferred income tax liability	238	238
Due to related medical practices	93	93
Operating lease liability – net of current portion	28,292	28,975
Financing lease liability – net of current portion	997	1,049
Long-term debt and capital leases, less current portion	190	760
Other liabilities	155	171
Total Long-Term Liabilities	32,510	34,087
Total Liabilities	48,757	54,136

 FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY (Continued)

	September 30, 2021	June 30, 2021
Class A non-voting preferred stock $.0001 par value; 453 shares authorized at September 30, 2021 and June 30, 2021, 313 issued and outstanding at September 30, 2021 and June 30, 2021	$—	$—
Preferred stock $.001 par value; 567 shares authorized at September 30, 2021 and June 30, 2021, issued and outstanding – none	—	—
Common Stock $.0001 par value; 8,500 shares authorized at September 30, 2021 and June 30, 2021, 6,566 issued at September 30, 2021 and June 30, 2021, 6,554 outstanding at September 30, 2021 and June 30, 2021	1	1
Class B Common Stock (10 votes per share) $.0001 par value; 227 shares authorized at September 30, 2021 and June 30, 2021; .146 issued and outstanding at September 30, 2021 and June 30, 2021	—	—
Class C Common Stock (25 votes per share) $.0001 par value; 567 shares authorized at September 30, 2021 and June 30, 2021, 383 issued and outstanding at September 30, 2021 and June 30, 2021	—	—
Paid-in capital in excess of par value	185,101	185,101
Accumulated deficit	(42,121)	(46,008)
Treasury stock, at cost - 12 shares of common stock at September 30, 2021 and June 30, 2021	(675)	(675)
Total Fonar Corporation’s Stockholders’ Equity	142,306	138,419
Noncontrolling interests	(2,834)	(3,049)
Total Stockholders' Equity	139,472	135,370
Total Liabilities and Stockholders' Equity	$188,229	$189,506

 FONAR CORPORATION AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
REVENUES	2021	2020
Patient fee revenue – net of contractual allowances and discounts	$6,851	$5,091
Product sales – net	148	28
Service and repair fees – net	1,936	1,925
Service and repair fees - related parties – net	28	28
Management and other fees – net	11,972	11,214
Management and other fees - related medical practices – net	2,795	2,693
Total Revenues – Net	23,730	20,979
COSTS AND EXPENSES
Costs related to patient fee revenue	3,156	2,521
Costs related to product sales	109	132
Costs related to service and repair fees	724	626
Costs related to service and repair fees - related parties	10	9
Costs related to management and other fees	6,877	5,550
Costs related to management and other fees – related medical practices	1,637	1,428
Research and development	386	400
Selling, general and administrative	5,090	6,163
Total Costs and Expenses	17,989	16,829
Income From Operations	5,741	4,150
Other Income (Expenses)	811	(140)
Interest Expense	(17)	(22)
Investment Income	63	112
Income Before Provision for Income Taxes and Noncontrolling Interests	6,598	4,100
Provision for Income Taxes	(1,416)	(849)
Net Income	5,182	3,251
Net Income - Noncontrolling Interests	(1,295)	(743)
Net Income – Attributable to FONAR	$3,887	$2,508
Net Income Available to Common Stockholders	$3,652	$2,355
Net Income Available to Class A Non-Voting Preferred Stockholders	$175	$114
Net Income Available to Class C Common Stockholders	$60	$39
Basic Net Income Per Common Share Available to Common Stockholders	$0.56	$0.37
Diluted Net Income Per Common Share Available to Common Stockholders	$0.55	$0.36
Basic and Diluted Income Per Share – Class C Common	$0.16	$0.10
Weighted Average Basic Shares Outstanding – Common Stockholders	6,554	6,447
Weighted Average Diluted Shares Outstanding - Common Stockholders	6,682	6,575
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	383	383

 FONAR CORPORATION AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
	2021	2020
Cash Flows from Operating Activities:
Net income	$5,182	$3,251
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,169	968
Amortization on right-of-use assets	648	953
Provision (Recovery) for bad debts	502	2,227
Deferred income tax – net	1,195	849
Abandoned patents	—	1
Gain on forgiveness of PPP loan	(701)	—
(Increase) decrease in operating assets, net:
Accounts, medical and management fee receivable(s)	(1,730)	(4,109)
Notes receivable	11	14
Inventories	(172)	(49)
Income tax receivable	—	671
Prepaid expenses and other current assets	(188)	(125)
Other assets	(4)	—
Increase (decrease) in operating liabilities, net:
Accounts payable	(733)	(117)
Other current liabilities	(3,383)	(36)
Operating lease liabilities	(547)	(796)
Financing lease liability	(50)	12
Customer advances	58	58
Other liabilities	(16)	10
Net cash provided by operating activities	1,241	3,782
Cash Flows from Investing Activities:
Purchases of property and equipment	(1,180)	(415)
Cost of patents	(29)	(20)
Net cash used in investing activities	(1,209)	(435)
Cash Flows from Financing Activities:
Repayment of borrowings and capital lease obligations	(7)	(9)
Proceeds from debt	—	63
Distributions to noncontrolling interests	(1,080)	(1,440)
Net cash used in financing activities	(1,087)	(1,386)
Net (Decrease) Increase in Cash and Cash Equivalents	(1,055)	1,961
Cash and Cash Equivalents - Beginning of Period	44,460	36,802
Cash and Cash Equivalents - End of Period	$43,405	$38,763